Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO RELEASES THE TEXT OF THE REPORT TO SHAREHOLDERS CONTAINED IN ITS 2008 ANNUAL REPORT

DENVER, COLORADO, February 12, 2009 – CREDO Petroleum Corporation (NASDAQ:  CRED) today released the text of the Report to Shareholders that is included in the company’s Annual Report for fiscal 2008.  The Annual Report will soon be mailed to shareholders.

The Report to Shareholders contains significant information about the company, including certain estimates.  This information may be deemed to include “forward-looking statements” as described in the last paragraph of this press release.  Accordingly, readers are encouraged to carefully review the “forward-looking statements” section of this press release.

Fellow Shareholders:

Credo had another excellent year in 2008, with record operating income and our second best earnings report.  Of equal importance, we are off to an exceptionally strong start in 2009.

We have significantly diversified our business, both geographically and technically, in the last few years.  We are also improving the balance between oil and natural gas in our reserve base.

Credo’s long time shareholders know that we sometimes adopt contrarian business strategies.  That was again the case in 2008.  In view of historically high energy prices, we elected to monetize assets and to postpone drilling activity in anticipation of a correction.

Although those were difficult decisions at the time, with hindsight, we know they were good decisions.  Credo is now exceptionally well positioned to be opportunistic in a distressed environment.

Time and again, we have proven that fiscal responsibility and top tier performance are not mutually exclusive.

This year marks Credo’s thirtieth anniversary.  During that time, we have experienced several economic and energy price cycles, some of which were devastating to our industry.  I take great pride that Credo has been a solid company and a stable work place through all of those years.  We have never laid-off employees or reorganized our business, and Credo has made a profit for its shareholders in 29 of 30 years.

In addition, Credo has been a consistent top tier performer.  In 2008, Credo was again named one of Forbes Magazine’s “200 Best Small Companies”, the fourth time in the past eight years.  This recognition adds to a long list of performance accolades from sources such as Fortune Magazine’s “100 Fastest Growing Small Companies” and USA Today’s “Best 25 Stocks in the Past 25 Years”.  We also often rank high in John S. Herold’s exploration and production company performance statistics.  It is a tribute to our employees and directors that Credo has been able to perform at this level without using debt.

In July 2008, we sold $16.7 million of equity capital at an opportune time.  Earlier in 2008, we concluded that energy prices were unsustainably high and that our field costs had risen to excessive levels.  That perspective was the primary driver behind our decision to postpone spending and to focus on raising capital.

We were among the earliest in our industry to adjust our business strategy in anticipation of a deteriorating business climate.  Our decision came with the consequence that less drilling would cause production to decline.  However, I believe the production decline has already been overcome by outstanding drilling success early in 2009.  The company’s operational and financial results for 2008 include the following:

•	Record operating income, up 42% to $8.2 million

•	Second best earnings in company history

•	$16.7 million equity sale near market top

•	Reserves down 4% on impact of low product prices at year-end

•	Production down 16% due to strategic postponement of drilling

•	Central Kansas Uplift drilling success increased to 48%

•	Central Kansas Uplift acreage expanded to almost 150,000 gross acres

•	Entry into horizontal Bakken oil play

A strong balance sheet and significant cash flow provide Credo great flexibility to increase capital spending.

Financial Strength.  Credo has an excellent balance sheet and a strong financial condition, with ample cash and no debt.  At October 31, 2008, working capital was $24,160,000.  Total assets were $80,560,000, including cash and short-term investments of $25,376,000, and stockholders’ equity was a record $62,211,000.  Despite lower product prices, we expect increased 2009 production to generate strong operating cash flow.

Our strong financial position enables us to comfortably take large interests in Credo’s wells.  For example, we retained an average 70 percent working interest in the six wells that Credo has drilled so far in 2009.  Some appear to be excellent wells, and I expect these to add substantially to Credo’s production and reserves in 2009.  In fact, I believe these wells have more than reversed the recent production decline.

Business Strategy.  To deliver outstanding results, we must own high quality assets with a cost basis that will yield good returns in a variety of product price environments.  Credo has an excellent portfolio of assets, and year after year our people have executed a well designed strategy that has produced outstanding long term results.  During this downturn, we intend to expand the capabilities of our geoscience, engineering and land departments.

New technology is also a key part of our business strategy.  Impressive advances in 3-D seismic have made it easier to unravel geological complexities and to locate previously hidden deposits of oil and gas.  The Central Kansas Uplift play provides an excellent example of how 3-D technology has opened a mature area to another round of highly successful exploration.  Another example is the new, multi-stage, high pressure fracture stimulation technology that we are using in our Oklahoma stacked carbonate reservoir play.

Proprietary Drilling Results.  We recently announced that Credo participated in drilling a wildcat discovery well that flowed oil at impressive initial rates during completion testing.  Seven hourly tests on an open choke yielded flow rates ranging between 900 and 1,100 barrels of oil per day when extrapolated to a 24 hour basis.  There has not, however, been a sequential 24-hour test on an open choke.  For competitive reasons, we have not disclosed any detailed ownership, location or technical information about the well.  Due to low oil prices, production is being curtailed to between 100 and 200 barrels of oil per day.  Confirmation drilling has yielded positive results.

During the last few years, we have successfully expanded into several oil plays in order to achieve better balance between oil and natural gas in our reserve base.

Oklahoma.  Oklahoma drilling has historically been the primary driver for Credo’s production growth.  We own approximately 75,000 gross acres and have interests in almost 200 wells.  After year-end, Credo completed two wells on its Pool\Proffitt Prospect to test multiple carbonate reservoirs using new fracture stimulation technology.  Both appear to be very good wells, and there are up to 12 additional locations on Credo’s acreage.

One of the wells is a new pool discovery in the Hunton formation.  During the final 24-hour test, the well flowed 535 barrels of oil and an estimated 1.0 to 2.0 MMcfg (million cubic feet of gas) with virgin pressure.  Due to low oil prices and the reservoir character, we are curtailing production to 100 barrels of oil per day.  The well also found over 150 feet of potential pay in the Mississippian formation and 31 feet of excellent Chester pay.  Credo owns a 50% working interest.  The second well encountered over 150 feet of indicated pay in the Mississippian formation and 35 feet of excellent Chester formation.  Credo owns a 73% working interest.

Central Kansas Uplift.  We have achieved excellent drilling results on the Central Kansas Uplift.  To date, Credo has participated in 33 wells on the Uplift, of which 48% have been successfully completed as oil producers.  That outstanding success prompted us to increase Credo’s leasehold position to almost 150,000 gross and 75,000 net acres.  This acreage provides a good inventory of future drilling opportunities where Credo owns interests ranging up to 85 percent.

Drilling on the Uplift is relatively shallow and costs are moderate, yielding good economics even in the current product price environment.  In addition, the project is oil targeted, thereby improving the balance between oil and natural gas in Credo’s reserve base.  We expect Kansas to make a major contribution to our reserve and production growth in 2009.

Texas Panhandle.  During 2008, we purchased interests in over 3,800 gross acres in Hemphill County and assumed operatorship of 11 wells.  The new acreage complements the company’s Humphreys Prospect and brings our total acreage in the area to approximately 8,300 gross acres.  We have drilled two successful wells on the acreage, and intend to drill more wells in 2009.  Credo owns interests ranging up to 25%.

South Texas.  Credo entered the South Texas joint venture to use 3-D seismic to explore for deep, highly faulted prospects.  The high potential, 17,000-foot wildcat well drilled to test the Deep Wilcox sand on the Gemini Prospect confirmed the seismic interpretation and found porous sand.  However, the sand was water wet and the well was plugged and abandoned.  Credo received approximately $1,300,000 of cash for the prospect package and retained an 11.25% “carried interest” in the test well.  The prospect package consists of two additional Deep Wilcox prospects which are geologically different from Gemini Prospect.  They are being further evaluated, and if drilled, Credo will have an 11.25% carried interest in the next well.

Bakken Shale.  Credo entered the horizontal Bakken oil play in 2008 by leasing about 4,700 acres in North Dakota.  The new leases have five or ten year terms and they are located in the vicinity of the recently discovered and prolific Parshall Field.  Based on 640 acre spacing units, Credo has interests in up to 27 well locations.  Breakthroughs in precision horizontal drilling and multi-stage, high pressure fracture stimulations have made the Bakken shale a very active resource play.  The U.S. Geological Survey recently estimated that the Bakken contains around 4.0 billion barrels of undiscovered oil.

Calliope Gas Recovery System.  We are continuing to actively discuss commercial Calliope terms with several companies.  We have proven beyond any doubt that Calliope will perform as advertised.  Credo has previously published statistics on its Calliope wells which show finding costs of about $0.50 per Mcf and total costs to deliver gas into the pipeline of about $1.00 per Mcf.  The statistics also show that Calliope is very low risk when installed on suitable wells.

Calliope’s low finding and production costs have become increasingly attractive as the economics on many industry drilling projects deteriorate due to lower product prices.  We also believe that lower natural gas prices may stimulate divestitures of marginal properties by other companies, including properties that have Calliope potential.

At year-end, Credo owned an exclusive license to the Calliope patents and the related technology.  However, in order to establish absolute control over the technology and to eliminate future costs for individual well licenses, we recently purchased all of the underlying patents for

$4,500,000.  This acquisition also covers an exciting series of new patents, known as Tractor Seal, that is specifically designed to remove liquids from shallow wells more efficiently than existing technologies.  If perfected, this new technology will be an excellent complement to Calliope’s focus on deeper wells.

Natural Gas Price Hedging.  Once again in 2008, we did a substantial amount of natural gas price hedging.  Because gas prices have an enormous impact on our financial performance, we have a long-standing policy of actively managing prices through hedging.  This plays an important role in maintaining the consistent long-term performance that creates confidence and credibility with all of our constituencies.

We are in an enviable position to build our business in an opportunity rich environment.

Looking Ahead.  We are off to an exceptionally strong start in 2009 with outstanding early drilling success.  We also enter 2009 exceptionally well positioned to build on Credo’s assets at good fundamental values in a cyclical downturn.  The foundation of Credo today was built during the last severe energy price downturn.  We expect this downturn to present an opportunity rich environment to expand our business and we are not opposed to using moderate leverage, if needed, to finance outstanding opportunities.

Looking ahead includes formulating a viable outlook regarding the future of the world economy and energy prices.  To be successful, we must be correct about direction as well as timing.  Based on our outlook, we must make some difficult business decisions.  For example, we are curtailing certain new production due to low product prices because we do not think it is prudent to sell flush production into a low price environment.  We are also postponing most of our drilling in anticipation of a significant reduction in the costs of equipment and field services.

Building a company that will prosper through the ups and downs of business cycles requires that we take a long term view.  Our highly creative people generate opportunities to find and sell a product that is a consumer staple and a basic necessity in our society.  With these fundamentals at the foundation of our business strategy, we have proven that Credo can achieve top tier performance while being fiscally responsible.

We appreciate your support, and we are always mindful of our duty to uphold the trust you have placed in us through your ownership of Credo shares.

/s/ James T. Huffman
James T. Huffman
Chief Executive Officer
January 31, 2009

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Contact:	James T. Huffman
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.